FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, Chairman, President & CEO (540) 951-6236
J. Robert Buchanan, Treasurer (276) 979-0341

NATIONAL BANKSHARES, INC. DECLARES

SEMI-ANNUAL DIVIDEND

BLACKSBURG, VA, November 14, 2007:  The Board of Directors of NATIONAL BANKSHARES, INC. (NASDAQ Capital Market: NKSH) today declared a semi-annual dividend of $0.39 per share, payable on December 3, 2007 to the Company’s stockholders of record on November 23, 2007. With this payment, National Bankshares’ total dividends for 2007 are $0.76 per share, an increase of 4.1% over the level of stockholder dividends paid in 2006.

James G. Rakes, the Company’s Chairman, President & CEO commented, “In this challenging environment, National Bankshares has been fortunate to be able to maintain its earnings. And as has been our practice for many years, we are pleased to share this success with our stockholders in the form of higher dividends.”

National Bankshares, Inc. is a financial holding company with headquarters in Blacksburg, Virginia. It is the parent of National Bank, a community bank that was founded in 1893 and which has 26 offices throughout Southwest Virginia. The Company also owns a non-bank financial services subsidiary, which does business as National Bankshares Investment Services and National Bankshares Insurance Services. National Bankshares, Inc. stock is traded on the NASDAQ Stock Market under the symbol “NKSH”. Additional information is available at www.nationalbankshares.com.